Bentley Park 2 Holland Way Exeter, NH 03833-2937 Tel: 603.658.6100 Fax: 603.658.6101/6102 www.bentleypharm.com	News Release
FOR IMMEDIATE RELEASE	Contact: Bentley Pharmaceuticals, Inc. Jean DeRoche 603.658.6136

Bentley Pharmaceuticals Reports Third Quarter 2006 Results
Revenues Grew 7% During Third Quarter

EXETER, NH, November 2, 2006 — Bentley Pharmaceuticals, Inc. (NYSE: BNT), a specialty pharmaceutical company, today announced that Bentley experienced 7% revenue growth when compared to the same quarter of a year ago with record third quarter sales of $25.2 million.   The Company incurred charges of $8.9 million in litigation costs, as well as severance and other executive termination charges of $600,000.  This contributed to a loss of $7.2 million for the quarter compared to net income of $2.5 million reported in the third quarter of 2005.  The loss per share for the 2006 quarter was $0.33, compared to earnings per share of $0.11 for the 2005 quarter.

“During the third quarter, we sustained Bentley’s revenue growth, building on a multi-year track record of steady performance in our generics business,” said John Sedor, president of Bentley.  “At the same time, it is important to note that our reported loss for the quarter includes significant litigation charges which, if excluded, would result in operating income for the quarter.”

Sedor continued, “We expect that our fourth quarter will follow historically strong patterns, giving us added confidence for full-year performance. We remain committed to the continued expansion of our product pipeline, as we capitalize on our strong position in the EU market and prepare for entry into the U.S. generics market in early 2007.  We are also encouraged by the progress of our intranasal insulin program, which we expect to partner with a large pharmaceutical company for Phase III trials.  Beyond the insulin program, we continue to work to identify opportunities to apply our drug delivery technology to other large molecules.”

Litigation Settlement

The Company has reached substantial agreement on terms to settle all outstanding litigation with Ethypharm S.A. Spain and Ethypharm S.A. France.  The Ethypharm claims were in reference to the manufacture and sale by Laboratorios Belmac of omeprazole and other pharmaceutical products which allegedly used Ethypharm’s proprietary pellet technology or infringed Ethypharm’s patents.  As a result, the Company recorded a $7.5 million charge in the third quarter of 2006 representing the present value of $4 million expected to be paid in the fourth quarter of 2006 and four payments of $1.0 million to be paid annually thereafter.  The Company has also incurred a charge of approximately $1.4 million for related legal defense costs in the third quarter of 2006.

James R. Murphy, Bentley’s Chairman and Chief Executive Officer said, “We have reached substantial agreement on settlement terms with Ethypharm.  By settling the litigation in Spain and in the U.S. we will avoid the substantial expense of further litigation in the U.S. and Spain, and we will be able to focus the full attention and time of our executives and our key technical employees on growing the business.”

Third Quarter Review

Bentley’s third quarter revenues were fueled by increased net product sales in Spain of approximately $1.8 million and increased licensing and collaboration revenues of approximately $828,000, primarily driven by increased royalty revenues from sales of Testim®, the first marketed product containing CPE-215®, Bentley’s proprietary drug delivery technology. These increases were partially offset by a decrease of approximately $1.0 million in net product sales outside of Spain during the quarter, primarily as a result of the timing of shipments to its international customers. The third quarter operations also reflect Bentley’s continued commitment to the research and development of its drug delivery programs, specifically its intranasal insulin program. Research and development expenses increased 38% when compared to the third quarter of the prior year.  Bentley’s results by operating segment are as follows:

For the three months ended September 30:

(in thousands)	2006			2005
	Specialty Generics	Drug Delivery	Consolidated	Specialty Generics	Drug Delivery	Consolidated
Revenues	$23,043	$2,113	$25,156	$22,114	$1,398	$23,512
Cost of net product sales	11,778	—	11,778	11,104	—	11,104
Gross profit	11,265	2,113	13,378	11,010	1,398	12,408
Operating expenses	15,040	4,045	19,085	6,927	1,803	8,730
Income (loss) from operations	(3,775)	(1,932)	(5,707)	4,083	(405)	3,678
Other income (expenses), net	40	168	208	(17)	201	184
Income (loss) before income taxes	(3,735)	(1,764)	(5,499)	4,066	(204)	3,862
Provision for income taxes	1,730	—	1,730	1,377	—	1,377
Net income (loss)	$(5,465)	$(1,764)	$(7,229)	$2,689	$(204)	$2,485

For the nine months ended September 30:

(in thousands)	2006			2005
	Specialty Generics	Drug Delivery	Consolidated	Specialty Generics	Drug Delivery	Consolidated
Revenues	$76,309	$6,108	$82,417	$68,996	$3,524	$72,520
Cost of net product sales	37,182	—	37,182	33,923	—	33,923
Gross profit	39,127	6,108	45,235	35,073	3,524	38,597
Operating expenses	29,873	12,783	42,656	21,637	5,646	27,283
Income (loss) from operations	9,254	(6,675)	2,579	13,436	(2,122)	11,314
Other income (expenses), net	37	551	588	(59)	529	470
Income (loss) before income taxes	9,291	(6,124)	3,167	13,377	(1,593)	11,784
Provision for income taxes	6,607	—	6,607	4,521	—	4,521
Net income (loss)	$2,684	$(6,124)	$(3,440)	$8,856	$(1,593)	$7,263

Key third quarter 2006 results include:

Specialty Generics Business

•                  Revenues from Bentley’s specialty generics business rose 4% to $23.0 million in the third quarter of 2006 from $22.1 million in the third quarter of 2005. Net product sales in 2006 were essentially unchanged, compared to the year-ago period, when expressed in constant currency.

•                  While total sales increased, Bentley’s net product sales to customers under licensing and manufacturing agreements decreased 11% to $7.2 million compared to $8.1 million in the third quarter of the prior year, primarily as a result of the timing of shipments to its international customers. Sales to our licensees and others have grown 16% in the year-to-date period over the same period of the prior year.

•                  Operating losses from the specialty generics business of $3.8 million have resulted from the charges incurred in connection with the Company’s litigation with Ethypharm, totaling approximately $8.9 million during the quarter.

Drug Delivery Business

•                  Licensing and collaboration revenues, driven by increased U.S. royalties on growing sales of Testim, increased 51% to $2.1 million in the third quarter of 2006 compared to $1.4 million in the third quarter of 2005.

•                  Operating losses in the drug delivery business resulted primarily from continued investments in the Company’s research and development programs, primarily its intranasal insulin program, and increased general and administrative expenses associated with severance costs and the expense recognition of share-based compensation in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, adopted on January 1, 2006, which was not required to be recorded prior to 2006.

Consolidated

•                  Consolidated revenues grew to almost $25.2 million in the third quarter of 2006, an increase of 7% (3% in constant currency) compared to the third quarter of 2005.

•                  The Company recorded a consolidated loss from operations of $5.7 in the quarter compared to operating income of $3.7 million in the third quarter of 2005 primarily as a result of the $8.9 million of legal charges and approximately $600,000 in severance costs and related termination benefits. Additional factors that contributed to the net loss included 1) an increase in research and development investments of approximately $670,000, 2) an increase of approximately $560,000 in operating expenses stemming from fluctuations in foreign currency rates, and 3) approximately $500,000 of SFAS 123(R) related share-based compensation charges.

•                  The charges incurred in the quarter resulted in a net loss of $7.2 million in the quarter, or a loss of $0.33 per share compared to net income of $2.5 million, or $0.11 per diluted share in the third quarter of the prior year.

Key nine months 2006 results include:

Consolidated revenues increased by $9.9 million, or 14% (15% in constant currency), to $82.4 million in the first nine months of 2006 compared to $72.5 million in the first nine months of 2005.  Revenues were driven by a $7.1 million increase in the Company’s pharmaceutical product sales and a $2.8 million increase in licensing and collaboration revenues, primarily from increased royalty revenues from sales of Testim. Operating expenses increased 56% in the nine months ended September 30, 2006 to $42.7 million, primarily as a result of the $10.3 million charges in legal settlement and related costs, $3.1 million in increased research and development costs and the recognition of $1.3 million in share-based compensation costs not required to be recorded prior to 2006. Increased operating costs resulted in consolidated net loss of $3.4 million or a loss of $0.16 per share, compared to net income of $7.3 million, or $0.32 per diluted share, in the first nine months of the prior year.

Significant components of Bentley’s revenues for the third quarter and first nine months of 2006 and 2005 are summarized below:

For the three months ended September 30, 2006:

(in thousands)	Revenues Within Spain			Revenues
	Branded			Outside of		% of Total
Product Line	Generics	Generics	Other	Spain	Total	Revenues
Omeprazole	$671	$3,896	$—	$—	$4,567	18%
Simvastatin	457	1,371	—	—	1,828	7%
Enalapril	1,241	347	—	—	1,588	6%
Paroxetine	319	774	—	—	1,093	4%
Lansoprazole	633	219	—	—	852	4%
All other products	2,408	2,580	301	473	5,762	23%
Sales to licensees and others	—	—	2,642	4,541	7,183	29%
Licensing and collaborations	—	—	170	2,113	2,283	9%
Total Revenues	$5,729	$9,187	$3,113	$7,127	$25,156	100%
% of Q-3 2006 Revenues	23%	37%	12%	28%	100%

For the three months ended September 30, 2005:

(in thousands)	Revenues Within Spain			Revenues
	Branded			Outside of		% of Total
Product Line	Generics	Generics	Other	Spain	Total	Revenues
Omeprazole	$657	$3,694	$—	$—	$4,351	19%
Simvastatin	402	1,277	—	—	1,679	7%
Enalapril	933	407	—	—	1,340	6%
Paroxetine	294	765	—	—	1,059	5%
Lansoprazole	427	146	—	—	573	2%
All other products	2,224	2,226	86	424	4,960	21%
Sales to licensees and others	—	—	2,479	5,616	8,095	34%
Licensing and collaborations	—	—	58	1,397	1,455	6%
Total Revenues	$4,937	$8,515	$2,623	$7,437	$23,512	100%
% of Q-3 2005 Revenues	21%	36%	11%	32%	100%

For the nine months ended September 30, 2006:

(in thousands)	Revenues Within Spain			Revenues
	Branded			Outside of		% of Total
Product Line	Generics	Generics	Other	Spain	Total	Revenues
Omeprazole	$2,012	$12,589	$—	$—	$14,601	18%
Simvastatin	1,383	4,334	—	—	5,717	7%
Enalapril	3,538	1,477	—	—	5,015	6%
Paroxetine	1,094	2,389	—	—	3,483	4%
Lansoprazole	1,958	671	—	—	2,629	3%
All other products	7,693	8,172	782	1,100	17,747	22%
Sales to licensees and others	—	—	9,553	17,155	26,708	32%
Licensing and collaborations	—	—	409	6,108	6,517	8%
Total Revenues	$17,678	$29,632	$10,744	$24,363	$82,417	100%
% of YTD 2006 Revenues	21%	36%	13%	30%	100%

For the nine months ended September 30, 2005:

(in thousands)	Revenues Within Spain			Revenues
	Branded			Outside of		% of Total
Product Line	Generics	Generics	Other	Spain	Total	Revenues
Omeprazole	$2,107	$11,948	$—	$—	$14,055	19%
Simvastatin	1,275	3,862	—	—	5,137	7%
Enalapril	3,084	1,319	—	—	4,403	6%
Paroxetine	1,011	2,413	—	—	3,424	5%
Lansoprazole	1,374	390	—	—	1,764	3%
All other products	8,160	7,039	271	1,439	16,909	23%
Sales to licensees and others	—	—	9,722	13,355	23,077	32%
Licensing and collaborations	—	—	228	3,523	3,751	5%
Total Revenues	$17,011	$26,971	$10,221	$18,317	$72,520	100%
% of YTD 2005 Revenues	23%	37%	14%	26%	100%

Management will host a conference call at 10:00 a.m. Eastern Time on Thursday, November 2, 2006 to discuss the third quarter results and provide a business update. To participate on the live call, please dial (888) 332-7254 from the U.S. and Canada or, for international callers, please dial (973) 582-2856 (access code 8001526), approximately 10 minutes prior to the scheduled start time.  A telephone replay will be available for 30 days by dialing (877) 519-4471 from the U.S. and Canada or (973) 341-3080 for international callers (please reference reservation number 8001526).  The conference call will also be broadcast live on the Internet and may be accessed via Bentley’s web site, www.bentleypharm.com. Please go to the Company’s web site approximately 10 minutes prior to the scheduled start time to register.  A replay of the conference will also be available on Bentley’s web site for 30 days.

Bentley Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on advanced drug delivery technologies and generic pharmaceutical products. Bentley’s proprietary drug technologies enhance or facilitate the absorption of pharmaceutical compounds across various membranes. Bentley also manufactures a growing portfolio of generic and branded generic pharmaceuticals in Europe for the treatment of cardiovascular, gastrointestinal, infectious and neurological diseases through its subsidiary, Laboratorios Belmac, and markets these pharmaceutical products through its subsidiaries, Laboratorios Belmac, Laboratorios Davur, Laboratorios Rimafar and Bentley Pharmaceuticals Ireland; and manufactures and markets active pharmaceutical ingredients through its subsidiary, Bentley API.

Additional information regarding Bentley Pharmaceuticals may be obtained through Bentley’s web site at www.bentleypharm.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  This press release contains forward looking statements, including without limitation, statements regarding the prospects for growth of the specialty generics business in and outside of Spain, Bentley’s plans to increase spending on research and development in 2006, the prospects for further clinical development of Bentley’s intranasal insulin program and the prospects for full settlement of litigation with Ethypharm. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such statements.  Factors that may cause such differences include, but are not limited to, risks associated with the following: clinical trials, the timing and nature of regulatory approvals, changes in third-party reimbursement and government mandates that impact pharmaceutical pricing, development and commercialization of Bentley’s proprietary products and formulations, competition from other manufacturers of generic and proprietary pharmaceuticals, intellectual property litigation, the efficacy and safety of Bentley’s products, the unpredictability of patent protection, international operations, and other uncertainties detailed under “Risk Factors” in Bentley’s most recent Annual Report on Form 10-K and its other subsequent periodic reports filed with the Securities and Exchange Commission. Bentley cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this document, and Bentley undertakes no obligation to update or revise the statements, except as may be required by law.

(tables to follow)

Bentley Pharmaceuticals, Inc. and Subsidiaries
Consolidated Income Statements

(in thousands, except per share data)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Net product sales	$22,873	$22,057	$75,900	$68,769
Licensing and collaboration revenues	2,283	1,455	6,517	3,751

Total revenues	25,156	23,512	82,417	72,520

Cost of net product sales	11,778	11,104	37,182	33,923

Gross profit	13,378	12,408	45,235	38,597

Operating expenses:
Selling and marketing	3,495	3,503	11,876	12,118
General and administrative	3,751	2,948	11,320	8,692
Research and development	2,447	1,775	7,850	4,734
Litigation settlement	8,932	88	10,269	380
Depreciation and amortization	460	416	1,341	1,359

Total operating expenses	19,085	8,730	42,656	27,283

Income (loss) from operations	(5,707)	3,678	2,579	11,314

Other income (expenses):
Interest income	223	238	661	610
Interest expense	(15)	(53)	(109)	(163)
Other, net	—	(1)	36	23

Income (loss) before income taxes	(5,499)	3,862	3,167	11,784

Provision for income taxes	1,730	1,377	6,607	4,521

Net income (loss)	$(7,229)	$2,485	$(3,440)	$7,263

Net income (loss) per common share:
Basic	$(0.33)	$0.11	$(0.16)	$0.34
Diluted	$(0.33)	$0.11	$(0.16)	$0.32

Weighted average common shares outstanding:
Basic	22,194	21,652	22,107	21,455
Diluted	22,194	22,970	22,107	22,700

Bentley Pharmaceuticals, Inc. and Subsidiaries
Consolidated Balance Sheets

(in thousands, except per share data)	September 30, 2006	December 31, 2005

Assets

Current assets:
Cash and cash equivalents	$18,200	$32,384
Marketable securities	3,066	462
Receivables, net	32,568	26,916
Inventories, net	15,273	12,147
Deferred taxes	1,919	1,099
Prepaid expenses and other	1,905	2,069
Total current assets	72,931	75,077

Non-current assets:
Fixed assets, net	45,033	33,366
Drug licenses and related costs, net	15,302	13,858
Restricted cash	1,000	1,000
Other	824	919
Total non-current assets	62,159	49,143
	$135,090	$124,220

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$16,534	$15,462
Accrued expenses	11,417	9,428
Short-term borrowings	—	2,608
Current portion of long-term debt	380	387
Deferred income	1,288	795
Other current liabilities	4,000	—
Total current liabilities	33,619	28,680

Non-current liabilities:
Deferred taxes	1,782	1,665
Deferred income	3,425	2,286
Other liabilities	3,546	—
Total non-current liabilities	8,753	3,951

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $1.00 par value, authorized 2,000 shares, issued and outstanding, none	—	—
Common stock, $0.02 par value, authorized 100,000 shares, issued and outstanding, 22,217 and 21,923 shares	444	438
Additional paid-in capital	139,252	139,381
Accumulated deficit	(53,430)	(49,990)
Accumulated other comprehensive income	6,452	1,760

Total stockholders’ equity	92,718	91,589
	$135,090	$124,220

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